Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-203970) pertaining to the 2004 Share Option Plan, 2012 Share Incentive Plan, 2015 Incentive Compensation Plan, 2015 Employee Share Purchase Plan of Kornit Digital Ltd., and

(2) Registration Statements (Form S-8 No.’s 333-214015, 333-217039, 333-223794, 333-230567, 333-237346, 333-254749 and 333-263975) pertaining to the 2015 Incentive Compensation Plan of Kornit Digital Ltd.

of our reports dated March 28, 2024, with respect to the consolidated financial statements of Kornit Digital Ltd. and the effectiveness of internal control over financial reporting of Kornit Digital Ltd. included in this Annual Report (Form 20-F) of Kornit Digital Ltd. for the year ended December 31, 2023.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
March 28, 2024	A Member of EY Global